Exhibit 1.4

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Investor Relations	Media Relations
Craig Celek CDC Corporation (212) 661-2160 craig.celek@cdccorporation.net	Jennifer Buchhalter Articulate Communications Inc. (617) 451-7788 ext. 16 jbuchhalter@articulatepr.com

CDC Software’s Pivotal CRM Recognized by SecuritiesTech 50

Leading global securities publication also named CDC Software’s Pivotal division to “Fast Five” as one of the fastest growing companies on global list

ATLANTA, VANCOUVER– Oct. 25, 2006 – CDC Software, a wholly owned subsidiary of CDC Corporation (NASDAQ: CHINA) and a provider of enterprise software applications, announced today that its Pivotal customer relationship management (CRM) solution was named to the SecuritiesTech 50, an annual global listing of the top vertical technology vendors providing front-office solutions, published by Securities Industry News. Pivotal CRM was ranked 19th overall and Pivotal, a division of CDC Software, was also listed as part of the “Fast-Five” section, a subset of the Top 50 which categorizes the fastest-growing companies on that list.

For this inaugural listing, Securities Industry News and Financial Insights, an independent research services firm and an IDC company, evaluated front-office technology and solutions providers based on the number of seats or desktops deployed globally across two functional areas; investment management or securities brokerage (institutional and retail). The Fast Five were evaluated by their total two-year percentage desktop growth through the end of calendar year 2005. According to the publication, all solutions share the common characteristics of scalable technologies, customized solutions and responsive customer service.

Pivotal CRM for Financial Services offers comprehensive, industry-specific solutions for the financial services industries that increase insight into operational performance, streamline processes across the value chain, and improve responsiveness to client demands. With discrete CRM offerings for institutional asset management, wholesale asset management (mutual fund wholesaling), capital markets, private banking/wealth management, and commercial banking, Pivotal CRM models the unique business practices of financial services firms and enables them to place client relationships at the core of their organizational strategies.

“We are honored to be listed as the only CRM provider on the list of Top 50 global technology and institutional front-office providers,” said Jason Rushforth, global vice president, Financial Services, CDC Software. “Delivering industry-specific CRM solutions that are easily adapted to unique business practices is a key differentiator for Pivotal in the financial services markets. This recognition is especially rewarding because it is based, in part, on the value we are bringing to our financial services clients. The award not only validates our commitment to ongoing product innovation, but also our commitment to the success of our customers.”

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Mobile focused on mobile applications, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability. CDC Software’s product suite includes the Pivotal CRM (customer relationship management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Ross ERP (enterprise resource planning) and SCM (supply chain management), MVI real-time performance management, IMI warehouse management and order management, Platinum China HR (human resource) and business analytics solutions.

These industry-specific solutions are used by more than 5,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA) and is ranked number 18 on the Manufacturing Business Technology 2006 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.

About Pivotal CRM for Financial Services
Pivotal CRM enables clear, competitive differentiation by addressing the customer-facing needs of financial services enterprises in the capital markets, commercial and private banking, institutional asset management, and retail asset management industries. The solution is a highly flexible, best-in-class suite of CRM applications that are easily adapted to model the business practices that make each company unique. The Pivotal CRM software suite includes a powerful application platform and additional capabilities in analytics, mobile CRM, partner management and marketing automation.

Designed to produce meaningful increases in revenues, margins, and customer loyalty, Pivotal CRM is used by more than 2,000 companies around the world including Allianz Dresdner Asset Management, Farm Credit Services of America, Federal Home Loan Bank of Atlanta, Julius Baer Investment Management, Mellon Asset Management, Morgan Keegan & Company, Vantage Credit Union, Visa International Asia Pacific and The Ziegler Companies. For more information about Pivotal CRM for Financial Services, please visit www.pivotal.com/FinancialServices.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, and includes statements relating to the ability of the use of Pivotal CRM to increase insight into operational performance, streamline processes across the value chain, and improve responsiveness to client demands. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. Factors that could cause actual results to differ materially from those anticipated in the forward looking statements include: the conditions of the financial service industry; the continued ability of Pivotal to address industry-specific requirements; demand for and market acceptance of new and existing enterprise software and services; development of new functionalities which would allow customers to compete more effectively and changes in the type of information required to compete in the industry. Further information on risks or other factors that could cause results to differ are detailed in filings or submissions with the United States Securities and Exchange Commission made by our parent, CDC Corporation, including its Annual Report for the year ended December 31, 2005 on Form 20-F filed on June 21, 2006. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.